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             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

                                                                     EXHIBIT 5.1

                                                                     FILE NUMBER
                                                                          867646



                              September 4, 1998


Board of Trustees
Equity Residential Properties Trust
Suite 400
Two North Riverside Plaza
Chicago, Illinois 60606


        Re:  Equity Residential Properties Trust
             Registration Statement on Form S-4

Ladies and Gentlemen:


        We have served as Maryland counsel to Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain matters of Maryland law arising out of the issuance by the Company of up to 21,888,417 common shares (the "Shares") of beneficial interest, par value $.01 per share ("Common Shares"), of the Company (a) to the stockholders of Merry Land & Investment Company, Inc., a Georgia corporation ("Merry Land"), in connection with the merger (the "Merger") of Merry Land with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of July 8, 1998, by and between the Company and Merry Land, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 4, 1998 (as amended, the "Merger Agreement"), by and among the Company, Merry Land, Merry Land Merger Subsidiary, Inc., a Maryland corporation (the "Merger Subsidiary"), and Merry Land LLC, a Georgia limited liability company, or(b), in the event of an alternative merger structure as contemplated by the Merger Agreement, to the stockholders of the Merger Subsidiary, in connection with the merger of the Merger Subsidiary with and into the Company, all as described in the above-referenced Registration Statement (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "1933 Act"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.


        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified



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Equity Residential Properties Trust

September 4, 1998

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to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1. The Registration Statement in the form in which it was transmitted to the Securities and Exchange Commission (the "Commission") and all amendments thereto, including the related form of Joint Proxy
Statement/Prospectus/Information Statement included therein;

        2. The Amended and Restated Declaration of Trust of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by its Secretary;

        4. Resolutions adopted by the Board of Trustees of the Company, or a duly authorized committee thereof, relating to (a) the approval of the Merger and the Merger Agreement and (b) the issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

        5. The Merger Agreement, certified as of the date hereof by the Secretary of the Company;

        6. A certificate of the SDAT, as of a recent date, as to the good standing of Company;

        7. A certificate executed by the Secretary of the Company, dated the date hereof;

        8. The form of Articles of Merger to be filed with the SDAT; and

        9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

        1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

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Equity Residential Properties Trust

September 4, 1998

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        2.  Each individual executing any of the Documents on behalf of a party
(other than the Company) is duly authorized to do so.

        3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

        5. The Shares will be evidenced by certificates substantially in the form of the certificates which currently evidence the Common Shares.

        6. All requisite corporate action on the part of Merry Land to approve the Merger will be duly and properly taken and a Certificate of Merger will be filed with and accepted by the Georgia Secretary of State and Articles of Merger will be filed with and accepted by the SDAT.

        The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
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Equity Residential Properties Trust

September 4, 1998

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        2.  The Shares have been duly and validly authorized and, when and if issued in accordance with the resolutions of the Board of Trustees of the Company authorizing their issuance and otherwise in accordance with the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Accordingly, it may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the section entitled "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                                 Very truly yours,


                                               /s/ Ballard Spahr Andrews &
                                                   Ingersoll, LLP